Exhibit 4.5C

FORM OF TRANCHE B NOTE

THIS TRANCHE B NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272 AND 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT [NAME AND TITLE OF CONTACT PERSON] OF THE BORROWER AT [CONTACT PERSON’S PHONE NUMBER] OR [CONTACT PERSON’S ADDRESS].

THIS TRANCHE B NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THIS TRANCHE B NOTE AND RESTRICTING ITS TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE BORROWER AT ITS PRINCIPAL EXECUTIVE OFFICES.

JPI COMMERCIAL, LLC

15% Senior Secured Tranche B Note due                          , 2011

No.	Date
$

FOR VALUE RECEIVED, the undersigned, JPI COMMERCIAL, LLC (herein called the “Borrower”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                         , or registered assigns, the principal sum of                          DOLLARS on                          , 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 15% per annum from the date hereof, payable quarterly in arrears, on the last day of March, June, September and December in each year, commencing with June 30, 2008, until the principal hereof shall have become due and payable; provided, however, interest on such unpaid balance shall accrue at the rate of 17% per annum during the continuance of any Event of Default.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Tranche B Note are to be made in lawful money of the United States of America at such place as the holder of this Tranche B Note shall have designated by written notice to the Borrower as provided in the Note Purchase Agreement referred to below.

This Tranche B Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Senior Secured Note and Warrant Purchase Agreement, dated as of March 14, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Borrower, Jazz Pharmaceuticals, Inc., LB I Group Inc., as Collateral Agent and a Purchaser, and the other Purchasers named therein and is entitled to the benefits thereof. This Tranche B Note is secured pursuant to the provisions of the Note Purchase Agreement and other Related Documents (defined in the Note Purchase Agreement) and is entitled to the benefit of the rights and security provided thereby. Each holder of this Tranche B Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.

As provided in the Note Purchase Agreement, upon surrender of this Tranche B Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Tranche B Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Tranche B Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Tranche B Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

To the fullest extent permitted by applicable law, the Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the obligations or liabilities under the Note Purchase Agreement or evidenced hereby, (b) all rights to notice and hearing prior to the taking of possession or control of any collateral (including by way of attachment or replevy), and (c) the benefit of all valuation, appraisal and exemption laws.

This Tranche B Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, including Section 5-1401 of the General Obligations Law of said State.

BORROWER ACKNOWLEDGES THAT THE BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS TRANCHE B NOTE.

JPI COMMERCIAL, LLC

By
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